UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 17, 2012

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105
(Address of Principal Executive Offices)  (Zip Code)

(816) 854-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 17, 2012, Block Financial LLC (“Block Financial”), a wholly owned subsidiary of H&R Block, Inc. (the “Company”), entered into a new five-year, $1.5 billion Credit and Guarantee Agreement (the “2012 Credit Facility”), among Block Financial, as Borrower, the Company, as Guarantor, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent. The following is a summary of the principal features of the 2012 Credit Facility. This summary is qualified in its entirety by reference to the full text of the 2012 Credit Facility, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The 2012 Credit Facility will expire on August 17, 2017, unless extended pursuant to the terms of the 2012 Credit Facility, at which time all outstanding amounts thereunder will be due and payable. Funds and letters of credit available under the 2012 Credit Facility may be used for general corporate purposes or for working capital needs. The 2012 Credit Facility bears interest at an annual rate of LIBOR plus an applicable rate ranging from 0.750% to 1.45% or PRIME plus an applicable rate ranging from 0.000% to 0.450% (depending on the type of borrowing and the Company’s then current credit ratings) and includes an annual facility fee ranging from 0.125% to 0.300% of the committed amounts (also depending on the Company’s then current credit ratings).

The 2012 Credit Facility is subject to various conditions, triggers, events or occurrences that could result in earlier termination and contains customary representations, warranties, covenants and events of default, including, without limitation (i) a covenant requiring the Company to maintain a debt-to-EBITDA ratio calculated on a consolidated basis of no greater than (A) 3.50 for fiscal quarters ending on April 30, July 31, and October 31 of each year and (B) 3.75 for the fiscal quarter ending on January 31 of each year, (ii) a covenant requiring the Company to maintain an interest coverage (EBITDA-to-interest expense) ratio calculated on a consolidated basis of not less than 2.50 as of the last date of any fiscal quarter, and (iii) covenants restricting the Company’s and Block Financial’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of their respective assets (including equity interests), liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and engage in certain transactions with affiliates or certain restrictive agreements. In addition, the 2012 Credit Facility includes provisions which allow the Company to cure any potential default, including an equity cure.

If an event of default by the Company or Block Financial under the 2012 Credit Agreement occurs and is continuing, the Administrative Agent (i) may, with the consent of the required lenders, or (ii) shall, at the request of the required lenders, terminate the 2012 Credit Facility and declare the loans then outstanding, together with any accrued interest thereon and all fees and other obligations of the Company and Block Financial thereunder, to be immediately due and payable.

In connection with its entry into the 2012 Credit Facility, on August 17, 2012, Block Financial terminated the Credit and Guarantee Agreement, dated as of March 4, 2010, among Block Financial, as Borrower, the Company, as Guarantor, the lenders party thereto from time to time and Bank of America, N.A., as Administrative Agent (as amended by that certain First Amendment to Credit Agreement, effective March 2, 2012, the “2010 Credit Facility”).  The 2010 Credit Facility was due to expire on July 31, 2013 and provided Block Financial with an aggregate borrowing amount of $1.7 billion.

From time to time in the ordinary course of their respective businesses, certain of the lenders under the 2010 Credit Facility and the 2012 Credit Facility, as well as certain of their respective affiliates, have performed, and may in the future perform, for the Company and its subsidiaries, various commercial banking, investment banking, underwriting, transfer agent and other financial advisory services, for which in each case they have received and/or will receive, customary fees and expenses.

A copy of the Company’s press release announcing its entry into the 2012 Credit Facility is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Credit and Guarantee Agreement dated August 17, 2012 among Block Financial LLC, H&R Block, Inc., the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent.
99.1	Press Release Issued August 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date: August 20, 2012	By:/s/ Scott W. Andreasen
Scott W. Andreasen
Vice President and Secretary

EXHIBIT INDEX

10.1	Credit and Guarantee Agreement dated August 17, 2012 among Block Financial LLC, H&R Block, Inc., the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent.
99.1	Press Release Issued August 20, 2012.